Exhibit 99.1

Janis Smith
202-752-6673

April 19, 2004

FANNIE MAE REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS
Strong Fees and Margins Spur Performance in Transitioning Market;
Strengthened Capital Base Positions Portfolio to Capitalize on Growth
Opportunities

WASHINGTON, DC — Fannie Mae (FNM/NYSE), the nation’s largest source of financing for home mortgages, today reported financial results for the first quarter of 2004 and updated its performance outlook for the full year.

Reported GAAP Results*				Core Business Earnings*
	Q1 2004	Q1 2003	Change		Q1 2004	Q1 2003	Change
Net Income ($ in millions)	$1,899.4	$1,940.5	-2.1%	Core Business Earnings ($ in millions)	$2,019.7	$1,849.7	9.2%
EPS** (in dollars)	$1.90	$1.93	-1.6%	Core Business EPS** (in dollars)	$2.03	$1.84	10.3%

*	The company’s reported results are based on generally accepted accounting principles (GAAP). Management uses a supplemental non-GAAP measure called “core business earnings” as its primary measure in operating Fannie Mae’s business (see “Non-GAAP Financial Measures”).

**	Diluted earnings per share (EPS)

Highlights of Fannie Mae’s financial performance in the first quarter of 2004 included:

•	Outstanding MBS growth of 14.8 percent on an annualized basis;

•	A 7.6 percent decline in the mortgage portfolio on an annualized basis;

•	Guaranty fee income of $736.9 million, a 34.8 percent increase over the first quarter of 2003;

•	Credit losses of $9.7 million, down $10.7 million compared with the first quarter of 2003;

•	Core capital of $35.7 billion, a 21.0 percent increase over the first quarter of 2003; and

•	A 33.3 percent increase in cash dividends per common share compared with the first quarter of 2003.

(more)

Fannie Mae 1st Quarter Earnings
Page Two

Franklin D. Raines, Fannie Mae’s Chairman and Chief Executive Officer, said, “Fannie Mae’s financial performance-exemplified by a 10.3 percent increase in core business EPS-continued to benefit from the balance and flexibility of our business model. Growth in outstanding MBS during the first quarter served as an offset to the decline in our mortgage portfolio, which we had anticipated given the intensity of competition for mortgage product among investors. Credit guaranty income was very strong, while our first quarter credit losses were remarkably low.” Looking forward, Raines noted, “With our strong capital base, the demonstrated effectiveness of our risk disciplines, and the sustained high level of purchase originations flowing into our market, we are well positioned to continue to support our mission and to capitalize on opportunities for profitable growth in the coming quarters.”

Consolidated Performance Summary

Reported Results

Fannie Mae’s reported net income declined by 2.1 percent to $1,899.4 million for the first quarter of 2004 compared to the prior year quarter. These results were driven by an increase in unrealized mark-to-market losses on the time value of purchased options, a 5.1 percent decline in net interest income to $3,195.9 million, and a $111.1 million decline in fee and other income, partially offset by a $365.5 million reduction in pre-tax losses on the call and repurchase of debt and a 34.8 percent increase in guaranty fee income. Taxable-equivalent revenue for the first quarter of 2003 was $4,301.1 million compared with $4,367.5 million in the same quarter in the prior year. Our reported net interest yield declined 20 basis points to 1.40 percent in the first quarter of 2004 compared to the same quarter in the prior year, but increased 3 basis points from the fourth quarter of 2003.

The company recorded $959.3 million of unrealized mark-to-market losses on purchased options during the first quarter of 2004 in accordance with Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133), compared with $624.6 million in unrealized mark-to-market losses in the first quarter of 2003. Unrealized losses recorded for each of these first quarter periods were due primarily to changes in the fair value of the time value of purchased options that resulted from fluctuations in interest rates.

(more)

Fannie Mae 1st Quarter Earnings
Page Three

Core Business Results

Core business earnings is the non-GAAP measure used by management in operating the company’s business (see “Non-GAAP Financial Measures”). The tables following this release include a reconciliation of core business earnings to reported net income.

Core business earnings for the first quarter of 2004 totaled $2,019.7 million, a 9.2 percent increase over core business earnings of $1,849.7 million in the first quarter of 2003. Core taxable-equivalent revenue for the first quarter of 2003 was $3,526.9 million compared with $3,603.2 million in the same quarter prior year. Core business diluted EPS for the first quarter of 2004 was $2.03, or 10.3 percent above the first quarter of 2003. Growth in core business earnings and diluted EPS was driven by the $365.5 million decline in losses resulting from the call and repurchase of outstanding debt and a 34.8 percent increase in guaranty fee income, partially offset by a 7.0 percent decline in core net interest income and a $111.1 million decrease in fee and other income.

Business Volume

Fannie Mae’s business volume totaled $163.0 billion in the first quarter of 2004 compared with $335.9 billion in the prior year quarter. Fannie Mae’s combined book of business grew at a compound rate of 5.2 percent during the first quarter of 2004. Outstanding MBS grew at a 14.8 percent annualized rate and the mortgage portfolio declined at a 7.6 percent annualized rate.

Performance Review and Outlook

Timothy Howard, Fannie Mae’s Vice Chairman and Chief Financial Officer, said “Given an additional quarter’s perspective and our current assessment of the dynamics of the market, we have adjusted our expectations for several components of our core business earnings and our balance sheet but have not changed our outlook for growth in core business earnings per share in 2004 compared with the guidance we gave in January.”

(more)

Fannie Mae 1st Quarter Earnings
Page Four

Howard said, “We anticipated that in a transitioning market our financial results in 2004 would include a greater degree of variability on a quarterly basis than we have experienced in recent years. Our first quarter results are consistent with that expectation, and also reflect a pattern of earnings with greater strength in the first half of the year than previously projected.”

Howard added, “The decline in our mortgage portfolio during the first quarter was substantially in line with our expectations. However, the impact of lower portfolio balances on core net interest income was mitigated by a higher than anticipated net interest margin, which benefited from the effect of lower prevailing interest rates on our funding costs.”

Howard noted that the first quarter’s lower interest rates likely would result in a somewhat higher net interest margin for the year as a whole than previously projected. Howard said, “While we continue to project that the net interest margin will decline towards the 100 basis point level, we now expect this further margin compression to occur somewhat later in the year. As a result, we expect our full-year net interest margin to be moderately higher than previously envisioned, and for this to offset some of the effects of lower-than-anticipated portfolio growth.”

Howard continued, “The modest improvements in mortgage spreads and resulting increases in portfolio commitments in March suggest a return to positive portfolio growth at some point during the second quarter. Yet for the quarter as a whole portfolio growth is likely to be negative.” Howard said that the company continues to believe that mortgage spreads will widen as the year progresses and other investors slow their purchases or become net mortgage sellers. However, due to the uncertainty of the timing and magnitude of this growth and the portfolio balance decline that is projected for the first half of the year, the company now anticipates portfolio growth for the full year to fall short of the double-digit threshold.

Howard added that Fannie Mae’s outlook for credit losses had improved since January. Said Howard, “The credit losses we recorded in the first quarter were unusually low, and should not be viewed as an indication of our expected losses for the entire year. Nonetheless, we do expect our loss per case on foreclosed properties to be below the levels previously projected, and for this to have a favorable effect on our credit results even as the number of properties we acquire in foreclosure continues to rise over the course of the year.”

(more)

Fannie Mae 1st Quarter Earnings
Page Five

Fannie Mae is unable to provide meaningful outlooks for net income or net interest yield, the most comparable GAAP measures to core business earnings and net interest margin. These GAAP measures may fluctuate considerably from quarter to quarter because they include unrealized gains or losses in the time value of purchased options. These unrealized gains or losses are heavily influenced by the volume and mix of purchased options used to finance the company’s portfolio as well as fluctuations in interest rates, which cannot reliably be projected.

Portfolio Business Results

Key Performance Measures

Dollars in millions	Q1 2004	Q1 2003	Change
Mortgage Portfolio, Gross	$880,911	$817,656	-7.6%*
Net Interest Income	$3,195.9	$3,368.4	-5.1%
Core Net Interest Income	$2,421.7	$2,604.1	-7.0%
Net Interest Yield**	140 bps	160 bps	-20 bps
Net Interest Margin**	107 bps	125 bps	-18 bps
Cost of Debt Repurchases and Calls	$26.7	$392.2	-$365.5

*	Annualized growth for Q1 2004

**	In basis points (bps)

Overview: Fannie Mae’s mortgage portfolio declined on an annualized basis for a second consecutive quarter, as aggressive purchasing of mortgage assets by other investors resulted in mortgage-to-debt spreads that for a significant portion of the quarter fell short of the company’s stringent hurdle rates for portfolio investment. Moderately wider spreads during the latter part of the quarter led to an increase in the pace of portfolio commitments in March. Declines in interest rates during the quarter and an attendant shortening in mortgage durations resulted in the company’s maintaining a higher than expected percentage of short-term financing for the quarter, and thus recording a somewhat higher than expected net interest margin.

Core Net Interest Income: Core net interest income for the first quarter of 2004 was $2,421.7 million compared with $2,604.1 million in the first quarter 2003. This decline was in line with management’s expectations, and resulted from an 18 basis point decrease in the net interest margin, partially offset by an 8.9 percent rise in the average net investment balance between these two periods.

(more)

Fannie Mae 1st Quarter Earnings
Page Six

Net Interest Margin: The company’s net interest margin averaged 107 basis points in the first quarter of 2004 compared with 125 basis points in the first quarter of 2003 and 105 basis points in the fourth quarter of 2003. The decline from the first quarter of 2003 was consistent with the company’s expectations, as during the second half of 2003 high levels of liquidations and the purchase of current coupon mortgages led to a decline in the average note rate on the company’s portfolio, while a significant reduction in balances of short-term debt led to an increase in the average cost of debt. The 2 basis point increase in the margin compared with the fourth quarter of 2003 reflected the favorable impact of a higher percentage of short-term funding in the lower interest rate environment that prevailed during the quarter.

Portfolio Growth: Fannie Mae’s mortgage portfolio declined by 7.6 percent on an annualized basis in the first quarter of 2004. Fannie Mae has adhered to its disciplined approach to portfolio investment, purchasing opportunistically when spreads meet the company’s hurdle rates and supply is available in the market. During the quarter, unusually narrow mortgage-to-debt spreads, supported by aggressive purchasing of mortgage assets by other investors, continued to severely constrain purchasing opportunities that met the company’s investment criteria. Modest widening of spreads in the final weeks of the quarter resulted in a rise in commitments for portfolio purchases in March.

Retained commitments to purchase mortgages were $53.7 billion, less than half the $115.9 billion reported in the prior year quarter but a 60.4 percent increase compared with $33.5 billion in the fourth quarter of 2003. Retained commitments were $29.4 billion in March compared with $12.6 billion in February and $11.7 billion in January. Mortgage purchases were $41.0 billion in the first quarter of 2004 compared with $132.0 billion in the first quarter of 2003 and $59.0 billion in the fourth quarter of 2003. Mortgage purchases increased to $20.3 billion in March from a low of $8.6 billion in January. Outstanding mandatory portfolio commitments were $20.7 billion in the first quarter of 2004 compared with $73.4 billion in the first quarter of 2003 and $5.7 billion in the fourth quarter of 2003.

(more)

Fannie Mae 1st Quarter Earnings
Page Seven

Duration Gap: The duration gap of Fannie Mae’s mortgage portfolio averaged zero months in March. Fannie Mae’s duration gap has remained within a range of plus or minus six months since October 2002.

Debt Calls and Repurchases: Fannie Mae calls or repurchases debt on a regular basis. For the first quarter of 2004 the company realized losses from debt repurchases and debt calls of $26.7 million compared with losses of $392.2 million in the first quarter of 2003. During the quarter the company realized $.4 million of gains on debt repurchases and $27.1 million of losses on debt calls.

Derivatives: Fannie Mae uses basic derivative instruments as substitutes for noncallable and callable debt issued in the cash markets. These instruments help match the cash flow characteristics of Fannie Mae’s debt with those of its mortgages, and reduce the interest rate risk in the company’s portfolio. Fannie Mae’s primary credit exposure on derivatives is that counterparties might default on payments due, which could result in Fannie Mae having to replace the derivative with different counterparties at a higher cost. Fannie Mae’s exposure on derivative contracts (taking into account master settlement agreements that allow for netting of payments, and net of collateral received) was $327 million at March 31, 2004 versus $514 million at December 31, 2003. All of this exposure was to counterparties rated A-/A3 or higher.

Credit Guaranty Business Results

Key Performance Measures

	Q1 2004	Q1 2003	Change
Outstanding MBS ($ in billions)	$1,345.9	$1,107.5	14.8%*
Guaranty Fee Income ($ in millions)	$736.9	$546.6	34.8%
Effective Guaranty Fee Rate**	22.1 bps	20.3 bps	1.8 bps
Credit-Related Losses ($ in millions)	$9.7	$20.4	-$10.7
Credit Loss Rate	.002%	.004%	-.002%

*	Annualized growth for Q1 2004

**	In basis points (bps)

Overview: Outstanding MBS recorded an annualized mid-teens growth rate for the quarter, reflecting the decline in MBS purchases for Fannie Mae’s portfolio in addition to the benefit of a stronger than anticipated purchase market and the higher volume of refinancing that stemmed from an unexpected drop in interest rates. With lower interest rates and higher than expected prepayments, Fannie Mae’s effective guaranty fee rate was positively affected by faster recognition of deferred fee income, and benefited additionally from increased risk-based pricing fees on new business.

(more)

Fannie Mae 1st Quarter Earnings
Page Eight

Guaranty Fee Income: Guaranty fee income was $736.9 million in the first quarter of 2004, a 34.8 percent increase compared with the first quarter of 2003. The increase in guaranty fee income was driven by a 23.9 percent rise in average outstanding MBS and a 1.8 basis point increase in the effective guaranty fee rate on that business.

Outstanding MBS: Outstanding MBS increased to a record $1.35 trillion. Growth in outstanding MBS was primarily driven by the continued high demand for Fannie Mae MBS by other investors, which led the company to limit purchases of MBS for its own portfolio.

Effective Guaranty Fee Rate: The effective guaranty fee rate averaged 22.1 basis points in the first quarter of 2004 compared with 20.3 basis points in the first quarter of 2003 and 19.5 basis points in the fourth quarter of 2003. The increase in the effective guaranty fee rate between the first quarters of 2004 and 2003 was a result of accelerated recognition of deferred fees due to the effect of lower interest rates on projected prepayments, augmented by increased risk-based pricing fees on new business.

Credit-Related Performance: Credit-related losses were significantly lower than expected during the first quarter of 2004, driven by a sharp decline in the average loss per case on foreclosed properties. Credit-related losses totaled $9.7 million in the first quarter of 2004 compared with $20.4 million in the first quarter of 2003 and $42.8 million in the fourth quarter of 2003. Fannie Mae’s credit loss ratio was 0.2 basis points in the first quarter of 2004 compared with 0.4 basis points in the first quarter of 2003 and 0.8 basis points in the fourth quarter of 2003. The company believes that the level of credit losses experienced during the first quarter of 2004 is unsustainably low.

Credit-related expense totaled $7.8 million in the first quarter of 2004 compared with $20.3 million in the first quarter of 2003. Fannie Mae’s loss provision was $32.4 million in the first quarter of 2004 compared with $23.0 million in the first quarter of 2003. Foreclosed property dispositions produced a net gain of $24.6 million in the first quarter of 2004 compared with a net gain of $2.7 million in the prior year quarter. The company’s allowance for loan losses and guaranty liability for MBS totaled $795 million at March 31, 2004, compared with $797 million at December 31, 2003.

(more)

Fannie Mae 1st Quarter Earnings
Page Nine

Fannie Mae’s conventional single-family serious delinquency rate, an indicator of potential future loss activity, was 0.61 percent at February 29, 2004 compared with 0.60 percent at December 31, 2003.

Other Line Items

Fee and Other Income

Fee and other income in the first quarter of 2004 totaled $2.2 million compared with $113.3 million in the first quarter of 2003. The decrease in fee and other income was driven by a substantial decline in market-related transaction fees, driven by significantly reduced business volumes. The company also recorded $62.4 million of other-than-temporary impairment in the first quarter of 2004 compared with $94.6 million in the first quarter of 2003. Impairments recorded in the first quarter of 2004 included $10.7 million for manufactured housing bonds, compared with $67.4 million in manufactured housing bond impairments recorded in the first quarter of 2003.

Administrative Expenses

Administrative expenses totaled $383.0 million in the first quarter of 2004, up 11.4 percent from $343.8 million in the first quarter of 2003. The company’s ratio of administrative expense to the average gross mortgage portfolio and average outstanding MBS in the first quarter of 2004 was .069 percent compared with .073 percent in the prior year quarter. The company continues to expect a single-digit increase in administrative expenses for the year.

Income Taxes

The provision for federal income taxes on net income was $658.7 million in the first quarter of 2004, compared with $706.9 million in the first quarter of 2003. The effective federal income tax rate on net income was 26 percent in the first quarter of 2004 compared with 27 percent for the same period last year. The provision for federal income taxes on core business earnings was $723.5 million in the first quarter of 2004, compared with $658.7 million in the first quarter of 2003. The effective federal income tax rate on core business earnings was 26 percent in the first quarter of 2004 and in the same period last year.

(more)

Fannie Mae 1st Quarter Earnings
Page Ten

Capital Account Management

Share Repurchase

Fannie Mae repurchased 4.1 million shares of common stock during the first quarter of 2004 compared with 8.6 million shares in the first quarter of 2003. Through March 31, 2004 the company has repurchased a total of 18.5 million shares against the Board of Directors’ authorization to purchase up to 49.4 million shares of the company’s common stock, or 5 percent of shares outstanding as of December 31, 2002. At March 31, 2004 Fannie Mae had 970.5 million shares of common stock outstanding compared with 981.0 million shares at March 31, 2003.

Preferred Stock

The company did not issue any preferred stock during the first quarter of 2004 compared with the issuance of $400 million during the first quarter of 2003. At March 31, 2004, preferred stock made up 11.5 percent of Fannie Mae’s core capital.

Dividends

Fannie Mae’s first quarter 2004 dividend of $0.52 per common share, announced in January, was 33 percent higher than the $0.39 dividend per common share paid in the first quarter of 2003. Fannie Mae has increased its dividend on common shares at least annually for 19 consecutive years.

Core Capital

Fannie Mae’s core capital, which is the basis for the company’s statutory minimum capital requirement, was $35.7 billion at March 31, 2004 compared with $34.4 billion at December 31, 2003 and $29.5 billion at March 31, 2003. Core capital was an estimated $4,347 million above the statutory minimum at March 31, 2004.

Total Capital

Total capital includes core capital and the total allowance for loan losses and guaranty liabilities for MBS, less any specific loss allowances, and is the basis for the risk-based capital standard. Total capital was $36.5 billion at March 31, 2004 compared with $35.2 billion at December 31, 2003 and $30.3 billion at March 31, 2003. Fannie Mae’s total capital exceeded the risk-based requirement by $7,960 million as of December 31, 2003, the latest period for which a risk-based capital requirement has been determined.

(more)

Fannie Mae 1st Quarter Earnings
Page Eleven

The risk-based standard uses a stress test to determine the amount of total capital the company needs to hold in order to protect against credit and interest rate risk, and requires an additional 30 percent capital for management and operations risk. The higher of Fannie Mae’s risk-based or minimum capital standard is binding.

Subordinated Debt

Subordinated debt serves as an important risk-bearing supplement to Fannie Mae’s equity capital, although it is not a component of core capital. At March 31, 2004, Fannie Mae’s total capital and outstanding subordinated debt as a percent of on-balance sheet assets, after providing for capital to support off-balance sheet MBS, was 4.3 percent.

Voluntary Disclosures

As part of Fannie Mae’s voluntary market discipline, liquidity, safety and soundness initiatives of October 2000, the company discloses on a quarterly basis its liquid assets as a percent of total assets along with the sensitivity of its future credit losses to an immediate 5 percent decline in home prices. These disclosures, in addition to our monthly interest-rate-risk disclosures, are included in the attachments to this release.

Conference Call

Fannie Mae will host a conference call with Vice Chairman Howard to discuss the company’s first quarter earnings release and respond to investor questions on Monday, April 19 at 4:00 p.m. ET. The dial-in number for the call is 1-888-428-4480 or, for international callers, 651-291-0900. The confirmation code is 727178. Please dial in 5 to 10 minutes prior to the start of the call. Investors are invited to participate in the question and answer session via phone or e-mail. Questions may be submitted beginning at 9:00 a.m. on April 19 to ask_the_cfo@fanniemae.com; follow-up questions may be submitted to this e-mail address both during and after the call. Fannie Mae also will provide an audio Web cast of the conference call, which interested parties can access from Fannie Mae’s Web site. A replay of the conference call will be available on Fannie Mae’s Web site starting April 19, 2004 at 7:30 p.m. ET. The replay number for the call is 1-800-475-6701 or, for international callers, 320-365-3844. The confirmation code is 727178. This press release, including the attachments that provide a reconciliation of the company’s non-GAAP financial measures to its GAAP results, is available on Fannie Mae’s Web site at http://www.fanniemae.com/ir.

(more)

Fannie Mae 1st Quarter Earnings
Page Twelve

Non-GAAP Financial Measures

Management relies primarily on core business earnings, a supplemental non-GAAP measure developed in conjunction with Fannie Mae’s adoption of FAS 133, to evaluate Fannie Mae’s financial performance and measure the results of our lines of business. While core business earnings is not a substitute for GAAP net income, Fannie Mae relies on core business earnings in operating its business because Fannie Mae believes core business earnings provides management and investors with a better measure of Fannie Mae’s financial results and better reflects our risk management strategies than GAAP net income. The attachments to this release include a reconciliation of Fannie Mae’s non-GAAP financial measures to its GAAP results. Investors should also refer to Fannie Mae’s Annual Report on Form 10-K for the year ended December 31, 2003 for a discussion of our use of core business earnings.

# # #

Forward-Looking Statements

This release includes forward-looking statements based on management’s estimates of trends and economic factors in the markets in which Fannie Mae is active as well as the company’s business plans. Such estimates and plans may change without notice and future results may vary from expected results if there are significant changes in economic, regulatory, or legislative conditions affecting Fannie Mae or its competitors. For a discussion of these factors, investors should review Fannie Mae’s Annual Report on Form 10-K for the year ended December 31, 2003 and other documents filed with the Securities and Exchange Commission (SEC), which are available on the company’s Web site at www.fanniemae.com/ir and SEC’s Web site at www.sec.gov under “Federal National Mortgage Association” or CIK number 0000310522. Fannie Mae undertakes no duty to update these forward-looking statements.

Fannie Mae is a New York Stock Exchange company and the largest non-bank financial services company in the world. It operates pursuant to a federal charter and is the nation’s largest source of financing for home mortgages. Fannie Mae is working to shrink the nation’s “homeownership gaps” through an expansion of our “American Dream Commitment” to expand access to homeownership for 6 million first-time home buyers — including 1.8 million minority families. Since 1968, Fannie Mae has provided $5.9 trillion of mortgage financing for 60 million families. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.

Style Usage: Fannie Mae’s Board of Directors has authorized the company to operate as “Fannie Mae,” and the company’s stock is now listed on the NYSE as “FNM.” In order to facilitate clarity and avoid confusion, news organizations are asked to refer to the company exclusively as “Fannie Mae.”

Selected Financial Information

Dollars and shares in millions, except per share amounts
Numbers may not foot due to rounding.

	Quarter Ended
Income Statement:	3/31/04	12/31/03	9/30/03	6/30/03	3/31/03
Net interest income	$3,195.9	$3,210.7	$3,489.3	$3,500.3	$3,368.4
Guaranty fee income	736.9	618.6	613.2	632.3	546.6
Fee and other income (expense), net	2.2	(12.2)	104.4	231.5	113.3
Credit-related expenses	(7.8)	(40.1)	(28.6)	(22.6)	(20.3)
Administrative expenses	(383.0)	(417.9)	(347.0)	(354.2)	(343.8)
Purchased options income (expense)	(959.3)	(132.8)	471.7	(1,882.7)	(624.6)
Debt extinguishments, net	(26.7)	(227.0)	(902.0)	(739.8)	(392.2)

Income before federal income taxes and cumulative effect of change in accounting principle	2,558.1	2,999.3	3,401.0	1,364.8	2,647.4
Federal income taxes	(658.7)	(802.8)	(920.1)	(262.9)	(706.9)
Cumulative effect of change in accounting principle, net of tax (1)	—	—	185.1	—	—

Net income	$1,899.4	$2,196.5	$2,666.0	$1,101.9	$1,940.5

Preferred stock dividends and issuance costs on redemptions	(43.7)	(43.9)	(41.9)	(34.2)	(30.3)

Earnings per diluted common share:
Before cumulative effect of change in accounting principle	$1.90	$2.21	$2.50	$1.09	$1.93
After cumulative effect of change in accounting principle	1.90	2.21	2.69	1.09	1.93
Cash dividends per share	.52	.45	.45	.39	.39
Weighted average diluted common shares outstanding	975.1	974.0	975.9	982.3	990.2
Effective tax rate on reported income (1)	26%	27%	28%	19%	27%

Core Business Earnings Data: (2)
Core business earnings (3)	$2,019.7	$1,769.8	$1,826.1	$1,860.4	$1,849.7
Core business earnings per diluted common share (3)	2.03	1.77	1.83	1.86	1.84

Core net interest income (4)	2,421.7	2,421.5	2,668.8	2,784.5	2,604.1
Core taxable-equivalent revenue (5)	3,526.9	3,407.8	3,803.0	3,979.8	3,603.2
Core taxable-equivalent revenue growth	(2.1%)	10.0%	27.3%	33.9%	26.9%
Effective tax rate on core business earnings (1)	26%	24%	24%	27%	26%

(1)	Cumulative effect of change in accounting principle represents a one-time after-tax gain associated with the adoption of FAS 149, an amendment to FAS 133 that will result in the majority of Fannie Mae’s mortgage purchase commitments being accounted for as derivatives. The effective tax rate includes the tax effect associated with FAS 149.
(2)	Core business earnings data are non-GAAP (generally accepted accounting principles) measures management uses to track and analyze financial performance. For information regarding why management believes non-GAAP financial measures provide useful information to investors and how management uses these measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Core Business Earnings and Business Segment Results” in our Annual Report on Form 10-K for the year ended December 31, 2003.
(3)	Excludes unrealized gains and losses on purchased options recorded under FAS 133 and includes purchased option premiums amortized over the original estimated life of the option. Presented on a net of tax basis.
(4)	Includes non-GAAP adjustment for the amortization of purchased options premiums that would have been recorded prior to the adoption of FAS 133 in 2001.
(5)	Includes revenues net of operating losses on low-income housing tax credit limited partnerships and amortization expense of purchased options premiums, plus taxable-equivalent adjustments for tax-exempt income and investment credits using the applicable federal income tax rate.

Selected Financial Information

Dollars in millions
Numbers may not foot due to rounding.

	Quarter Ended
Other Data:	3/31/04		12/31/03	9/30/03	6/30/03	3/31/03
Mortgage portfolio (1):
Retained commitments.	$53,683		$33,474	$148,991	$190,726	$115,883
Mortgage purchases	41,004		58,980	253,908	127,960	132,005
Mortgage liquidations	54,136		72,158	147,774	125,947	105,608
Mortgage sales	4,374		5,554	1,477	5,425	1,271
Mortgage portfolio, gross (2) (3)	880,911		898,438	917,123	814,882	817,656
Mortgage portfolio growth, gross (compounded) (3)	(7.6%)		(7.9%)	60.4%	(1.4%)	12.4%

Mortgage-Backed Securities (1):
MBS issues acquired by others (4)	$122,008		$189,911	$173,858	$282,502	$203,934
Outstanding MBS liquidations	80,367		105,490	201,043	157,789	127,029
Outstanding MBS (5)	1,345,892		1,300,166	1,211,079	1,237,461	1,107,520
Outstanding MBS growth rate (compounded)	14.8%		32.8%	(8.3%)	55.9%	34.0%
Average effective MBS guaranty fee rate (bp)	22.1		19.5	20.0	21.2	20.3

Book-of-Business (1):
Business volume	$163,013		$248,890	$427,766	$410,462	$335,938
Book of business (3)	2,226,803		2,198,604	2,128,202	2,052,343	1,925,176
Book of business growth rate (compounded) (3)	5.2%		13.9%	15.6%	29.2%	24.2%

Expense Ratios:
Ratio of administrative expense to average gross mortgage portfolio and average outstanding MBS (annualized)	0.069%		0.077%	0.066%	0.071%	0.073%
Efficiency ratio (6)	10.9%		12.3%	9.1%	8.9%	9.5%

Credit-related:
Single-family properties acquired	8,113		7,419	6,882	6,569	5,918
Single-family conventional serious delinquency rate (7) Non-credit enhanced	0.31%	(8)	0.30%	0.29%	0.29%	0.30%
Credit enhanced	1.70%	(8)	1.65%	1.56%	1.42%	1.34%
Total	0.61%	(8)	0.60%	0.58%	0.56%	0.57%
Multifamily serious delinquency rate (9)	0.24%	(8)	0.27%	0.12%	0.13%	0.09%

Charge-offs:
Single-family	$29.7		$25.2	$30.7	$22.6	$21.6
Multifamily	4.6		0.7	5.4	3.8	1.5

Total	34.3		25.9	36.1	26.4	23.1

Foreclosed property (income) expense:
Single-family	(26.8)		17.3	(0.2)	(3.6)	(2.7)
Multifamily	2.2		(0.4)	1.1	0.1	—

Total	(24.6)		16.9	0.9	(3.5)	(2.7)

Credit-related losses	9.7		42.8	37.0	22.9	20.4
Allowance for loan losses and guaranty liability for MBS	795.0		796.9	799.6	808.0	808.2
Provision for losses (7)	32.4		23.2	27.7	26.1	23.0
Credit-related expenses	7.8		40.1	28.6	22.6	20.3
Credit-related losses as a percentage of average mortgage credit book of business (annualized)	0.002%		0.008%	0.007%	0.005%	0.004%

(1)	Represents unpaid principal balance.
(2)	Represents unpaid principal balance. Excludes the effect of unrealized gains or losses on available for sale securities, deferred balances, and the allowance for loan losses.
(3)	Prior periods have been revised to be consistent with changes to our balance sheet presentation implemented during the third quarter of 2003.
(4)	MBS and other mortgage-related securities guaranteed by Fannie Mae.
(5)	MBS and other mortgage-related securities guaranteed by Fannie Mae and held by investors other than Fannie Mae’s portfolio.
(6)	Administrative expense divided by core taxable-equivalent revenue.
(7)	Includes conventional loans three or more months delinquent or in foreclosure process as a percent of the number of loans.
(8)	As of February 29, 2004, most recent data available.
(9)	Includes loans two or more months delinquent as a percent of loan dollars.

Selected Financial Information

Dollars in millions
Numbers may not foot due to rounding.

	Quarter Ended
	3/31/04	12/31/03	9/30/03	6/30/03	3/31/03
Net Interest Yield and Net Interest Margin:

Average balances:
Net mortgage investment	$883,002	$902,816	$840,851	$808,215	$804,804
Liquid investments (1)	66,525	65,848	85,504	81,966	67,135

Total net investment	$949,527	$968,664	$926,355	$890,181	$871,939

Net interest yield, taxable-equivalent basis (2)	1.40%	1.37%	1.56%	1.63%	1.60%
Net interest margin, taxable-equivalent basis (3)	1.07%	1.05%	1.20%	1.30%	1.25%

Fee and Other Income (Expense):

Transaction fees	$48.1	$62.7	$132.2	$159.7	$136.7
Technology fees	59.4	43.7	68.0	91.8	70.1
Multifamily fees	46.5	36.3	37.9	31.7	34.0
Tax-advantaged investments	(80.1)	(59.6)	(80.1)	(52.4)	(71.3)
Credit enhancement expense	(43.8)	(46.0)	(36.6)	(45.1)	(41.4)
Other	(27.9)	(49.3)	(17.0)	45.8	(14.8)

Total	$2.2	$(12.2)	$104.4	$231.5	$113.3

Note:	Beginning in the current reporting period, balance sheet data—including the enhanced disclosure for the AOCI component of stockholders’ equity introduced in Fannie Mae’s 2003 Form 10-K—will be reported in the company’s Form 10-Q. The first quarter 2004 Form 10-Q is expected to be available on May 10, 2004.

(1)	Liquid investments include cash and cash equivalents, nonmortgage investments, and loans held for securitization or sale.
(2)	Annualized net interest income on a tax-equivalent basis divided by the weighted average net investment balance.
(3)	Annualized core net interest income on a tax-equivalent basis divided by the weighted average net investment balance.

Reconciliation of Core Business Earnings to Reported Results

Dollars and shares in millions, except per share amounts
Numbers may not foot due to rounding.

	Quarter Ended			Quarter Ended
	March 31, 2004			March 31, 2003
	Core			Core
	Business	Reconciling	Reported	Business	Reconciling	Reported
	Earnings	Items	Results	Earnings	Items	Results
Net interest income	$3,195.9	$—	$3,195.9	$3,368.4	$—	$3,368.4
Purchased options amortization expense (1)	(774.2)	774.2	—	(764.3)	764.3	—

Core net interest income	2,421.7	774.2	3,195.9	2,604.1	764.3	3,368.4
Guaranty fee income	736.9	—	736.9	546.6	—	546.6
Fee and other income (expense), net	2.2	—	2.2	113.3	—	113.3
Credit-related expenses	(7.8)	—	(7.8)	(20.3)	—	(20.3)
Administrative expenses	(383.0)	—	(383.0)	(343.8)	—	(343.8)
Purchased options expense under FAS 133 (2)	—	(959.3)	(959.3)	—	(624.6)	(624.6)
Debt extinguishments, net	(26.7)	—	(26.7)	(392.2)	—	(392.2)

Income before federal income taxes	2,743.2	(185.1)	2,558.1	2,507.7	139.7	2,647.4
Provision for federal income taxes (3)	(723.5)	64.8	(658.7)	(658.0)	(48.9)	(706.9)

Net income	$2,019.7	$(120.3)	$1,899.4	$1,849.7	$90.8	$1,940.5

Preferred stock dividends and issuance costs on redemptions	$(43.7)	$—	$(43.7)	$(30.3)	$—	(30.3)
Weighted average diluted common shares outstanding	975.1	—	975.1	990.2	—	990.2
Diluted earnings per common share	$2.03	$(0.13)	$1.90	$1.84	$0.09	$1.93

	Reported Results		Core Business Earnings
	Quarter Ended		Quarter Ended
	3/31/04	3/31/03	3/31/04	3/31/03
Net interest income	$3,195.9	$3,368.4	$3,195.9	$3,368.4
Taxable-equivalent adjustment on tax-exempt investments (4)	118.8	122.9	118.8	122.9

Taxable-equivalent net interest income	$3,314.7	$3,491.3	3,314.7	3,491.3

Purchased options amortization expense			(774.2)	(764.3)

Taxable-equivalent core net interest income			$2,540.5	$2,727.0

Average net investment balance	$949,527	$871,939	$949,527	$871,939
Average investment yield	5.21%	5.94%	5.21%	5.94%
Average borrowing cost	3.95%	4.51%	3.95%	4.51%
Purchased options amortization expense			0.33%	0.37%
Average core borrowing cost (5)			4.28%	4.88%
Net interest yield, taxable-equivalent basis (6)	1.40%	1.60%
Net interest margin, taxable-equivalent basis (7)			1.07%	1.25%
Net interest income	$3,195.9	$3,368.4	$3,195.9	$3,368.4
Guaranty fee income	736.9	546.6	736.9	546.6
Fee and other income (expense), net	2.2	113.3	2.2	113.3

Total revenues	3,935.0	4,028.3	3,935.0	4,028.3

Investment tax credits (8)	247.3	216.3	247.3	216.3
Tax-exempt investments (4)	118.8	122.9	118.8	122.9

Total taxable-equivalent adjustments	366.1	339.2	366.1	339.2

Taxable-equivalent revenues	$4,301.1	$4,367.5	4,301.1	4,367.5

Purchased options amortization expense			(774.2)	(764.3)

Core taxable-equivalent revenues			$3,526.9	$3,603.2

(1)	This amount represents the amortization of purchased options expense allocated to interest expense over the original expected life of the options. Included in core business earnings instead of the unrealized gains and losses on purchased options to make it consistent with the accounting for the embedded options in our callable debt and the vast majority of our mortgages.

(2)	This amount represents unrealized gains and losses on purchased options recorded in accordance with FAS 133.

(3)	The reconciling item represents the net federal income tax effect of core business earnings adjustments based on the applicable federal income tax rate of 35 percent.

(4)	Reflects non-GAAP adjustments to permit comparison of yields on tax-exempt and taxable assets based on a 35 percent marginal tax rate.

(5)	Includes the effect of purchased options amortization expense allocated to interest expense over the original expected life of the options.

(6)	Annualized taxable-equivalent net interest income divided by the weighted average net investment balance.

(7)	Annualized taxable-equivalent core net interest income divided by the weighted average net investment balance.

(8)	Represents non-GAAP adjustments for tax credits related to losses on certain affordable housing tax-advantaged equity investments and other investment tax credits using a 35 percent marginal tax rate.

Voluntary Initiatives Disclosure
March 2004

INTEREST RATE RISK

		Rate Level Shock (50bp)		Rate Slope Shock (25bp)		o
	Effective	1 Year Portfolio	4 Year Portfolio	1 Year Portfolio	4 Year Portfolio
	Duration Gap	Net Interest	Net Interest	Net Interest	Net Interest
	(in months)	Income at Risk	Income at Risk	Income at Risk	Income at Risk
2003
April	-2	2.1%	2.5%	4.6%	6.5%
May	-5	0.7%	2.2%	5.3%	7.1%	o
June	-1	2.1%	6.6%	3.9%	5.9%
July	6	9.3%	8.7%	1.9%	2.9%
August	4	4.8%	3.2%	3.4%	5.2%
September	1	2.7%	1.3%	5.2%	6.8%
October	1	4.5%	2.4%	4.1%	5.9%
November	-1	3.7%	2.7%	3.7%	6.1%
December	-1	2.6%	2.1%	3.6%	6.1%

2004
January	-1	0.9%	3.1%	3.0%	6.4%
February	-1	1.4%	3.3%	3.7%	6.7%
March	0	3.8%	5.4%	4.0%	6.6%

Effective duration gap — measures the extent the effective duration of the portfolio’s assets and liabilities are matched. A positive duration gap indicates that the effective duration of our assets exceeds the effective duration of our liabilities by that amount, while a negative duration gap indicates the opposite. The duration gap is a calculated weighted-average for the month.

Net interest income at risk — compares Fannie Mae’s projected change in portfolio net interest income under the financially more adverse of a 50 basis point increase and decrease in interest rates. Fannie Mae also compares the expected change in portfolio net interest income for the more adverse of a 25 basis point decrease and increase in the slope of the yield curve. Both measurements are done for one-year and four-year periods.

A positive number indicates the percent by which net interest income could be reduced by the increased rate shock. A negative number would indicate the percent by which net interest income could be increased by the shock.

LIQUIDITY

Ratio of liquid to total assets	Ratio	o
June 30, 2003	7.5%
September 30, 2003	5.6%
December 31, 2003	6.5%
March 31, 2004	6.4%

		o

Fannie Mae will maintain at least three months of liquidity to ensure the company can meet all of its obligations in any period of time in which it does not have access to the debt markets. Fannie Mae also will comply with the Basel Committee on Banking Supervision’s fourteen principles for sound liquidity management.

To fulfill its liquidity commitment, Fannie Mae will maintain more than five percent of its on-balance sheet assets in high-quality, liquid assets.

CREDIT RISK

	Before	After	o
Lifetime credit loss	Credit	Credit
sensitivity as of:	Enhancements	Enhancements
(Dollars in millions)
March 31, 2003	$1,798	$635
June 30, 2003	$2,408	$983
September 30, 2003	$2,678	$1,138	o
December 31, 2003 (1)	$2,402	$1,113

Lifetime credit loss sensitivity measures the sensitivity of Fannie Mae’s expected future credit losses to an immediate five percent decline in home values for all single-family mortgages held in Fannie Mae’s retained portfolio and underlying guaranteed MBS.

Credit loss sensitivity is reported in present value terms and measures expected losses in two ways: before receipt of private mortgage insurance claims and any other credit enhancements and after receipt of expected mortgage insurance and other credit enhancements.

SUBORDINATED DEBT

		Net Proceeds		o
Total capital and	Total	on Subordinated
subordinated debt	Capital	Debt	Percent
(Dollars in billions)
December 31, 2003	$35.182	$12.427	4.1
March 31, 2004	36.481	12.429	4.3	o

				o

Fannie Mae will issue subordinated debt in an amount sufficient to bring the sum of total capital (core capital plus general allowance for losses) and subordinated debt to 4% of on-balance sheet assets, after providing for the capitalization of off-balance sheet MBS.

Subordinated debt only includes net proceeds on issuances from January 1, 2001.

Fannie Mae will maintain a weighted-average maturity of outstanding subordinated debt of at least five years. At March 31, 2004, the weighted-average maturity was 8.1 years.

(1)	Most recent data available.